ESCROW AGREEMENT

            This Escrow Agreement, dated as of November 18, 2005 (the "Agreement"), is made among Home Solutions of America, Inc., a Delaware corporation (the "Company"), Sterling Bank (the "Escrow Agent"), and Sanders Morris Harris Inc., a Texas corporation (the "Placement Agent").

Recitals:

            A.        The Company, through the Placement Agent, intends to offer to investors certain units (the "Units"), each Unit consisting of (i) one share of common stock of the Company, $0.001 par value per share (the "Common Stock") and (ii) one Common Stock purchase warrant (the "Warrants"), each entitling the holder thereof to purchase 0.20 shares of Common Stock at $5.50 per share.  Subscriptions for a minimum of $26,675,000 principal amount (the "Minimum Amount") must be received in order to close the offering.

            B.         The Placement Agent has agreed to use its best efforts to solicit subscriptions for the purchase of the Units from investors ("Investors") who are acceptable to the Company during the period commencing on November 18, 2005, and terminating November 30, 2005; provided, however, that such termination date (the "Termination Date") may be extended by mutual agreement of the Company and the Placement Agent by notice to the Escrow Agent.

            C.         If at the Termination Date, or such earlier time as may be determined by the Company and the Placement Agent, the Company shall have received acceptable subscriptions in the Minimum Amount, the Company may: (i) close the sale of such Units (such closing being hereinafter referred to as the "Closing"), and (ii) issue the Units.

            D.        The Company and the Placement Agent desire to provide for the safekeeping of funds accompanying subscriptions ("Subscription Funds") until such time as Subscription Funds are released for Company uses, or until such time as the Escrow Agent is required to return Subscription Funds to Investors as hereinafter set forth.

            NOW, THEREFORE, the Company, the Escrow Agent and the Placement Agent do hereby agree as follows:

Agreement:

           1.         Receipt and Collection of Subscription Funds.  The Company will solicit subscriptions for Units through the Placement Agent.  Funds shall be remitted to the Escrow Agent in the form of a check payable to the order of "Home Solutions of America, Inc. - Escrow Account" or via wire transfer (pursuant to wiring instructions provided by the Escrow Agent).  Any payment received by the Placement Agent that does not conform to this requirement will be returned to an Investor by the end of the next business day following receipt.  The Placement Agent shall forward each check received to the Escrow Agent by noon of the first Business Day (as hereinafter defined) following receipt. The Company shall notify the Escrow Agent in writing of the Closing Date (as hereinafter defined).

            2.         Accounting/Investor Records.  The Escrow Agent shall provide the Placement Agent and the Company with a daily accounting of all transactions hereunder so long as any amounts are held by the Escrow Agent pursuant to this Agreement.  The Escrow Agent will not be required to account for deposits and/or investments on an Investor basis.  The Company will be responsible for individual account and tax reporting.  The Company, the Placement Agent and their respective representatives, subject to the laws, rules and regulations of governmental authorities governing the Escrow Agent, shall have access to all relevant books and records of the Escrow Agent at all reasonable times.  Receipt, investment and reinvestment of the Subscription Funds shall be confirmed by the Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement that are reasonably discoverable shall be noted by the Company and the Placement Agent to the Escrow Agent within 30 calendar days after receipt thereof.  For purposes of this paragraph, each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (a) actual receipt thereof and (b) three Business Days after the deposit thereof in the United States Mail, postage prepaid. For purposes of this Agreement, the term "Business Day" shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas.

            3.         Duties of the Escrow Agent Regarding Release of Subscription Funds.  The Escrow Agent shall hold, invest or release the Subscription Funds received by it in accordance with the following terms and conditions:

                        (a)        Release of Subscription Funds upon Closing.  In the event that:

                                    (1)        At any time not later than ten Business Days after the Termination Date, the Escrow Agent shall have received a written notice from the Company stating that subscriptions of the Minimum Amount have been received by the Company and setting a date for Closing (the "Closing Date") that shall be the first full Business Day after the date of such notice or such other date (not later than ten Business Days thereafter) as shall be stated in such notice;

                                    (2)        The Escrow Agent shall have received, contemporaneously with or within one Business Day after receipt of the notice required by Section 3(a)(1) (but in no event later than one Business Day prior to the Closing Date), a written notice from the Placement Agent that the offering has not been terminated by the Placement Agent, and that the Company has satisfied all conditions to Closing to the Placement Agent's satisfaction; and

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                                   (3)        The Escrow Agent shall have received from the Company and the Placement Agent, contemporaneously with or within one Business Day after receipt of the notice from the Placement Agent pursuant to Section 3(a)(2) (but in no event later than one Business Day prior to the Closing Date), a written notice (the "Notice of Acceptance") (i) stating that subscriptions for the Units to be sold have been accepted, (ii) specifying the amount of Units to be sold, (iii) listing the Investors whose subscriptions were not accepted by the Company, if any, (iv) specifying the amount due the Placement Agent for commissions and expenses (in the aggregate, the "Commissions and Expenses"), and (v) specifying the time place and method of delivery of all funds to be delivered to the Company, the Placement Agent and to each Investor whose subscription was rejected, if any, as set forth below, then the Escrow Agent shall promptly: (i) deliver to the Company, at the time and place and by the method specified in the Notice of Acceptance, the Subscription Funds held by the Escrow Agent with respect to the amount of Units to be sold as designated by the Company and the Placement Agent in such notice, less the amount of the Commissions and Expenses; (ii) deliver to the Placement Agent, at the time and place and by the method specified in the Notice of Acceptance, an amount equal to the Commissions and Expenses; and (iii) pursuant to written instruction detailing the time and place and by the method specified in the Notice of Acceptance, deliver to each Investor, if any, whose subscription was not accepted by the Company (in whole or in part) the amount of such Investor's collected Subscription Funds received by the Escrow Agent and not accepted by the Company.  In connection with the Closing, the Escrow Agent shall furnish to the Company, upon request, written verification of collected Subscription Funds by the Escrow Agent.

(b)        Return of Subscription Funds.  In the event that: (i) the Escrow Agent shall have received a written notice from the Company that the Company has terminated the offering, or (ii) the Escrow Agent shall have received a written notice from the Company designating the Termination Date, and the Escrow Agent shall have failed to receive collected Subscription Funds in the Minimum Amount prior to 5:00 p.m. Central Standard time on the Termination Date, then the Escrow Agent shall, pursuant to written instruction from the Placement Agent, deliver to each Investor the amount of such Investor's collected Subscription Funds received by the Escrow Agent.  The Placement Agent will provide Escrow Agent with disbursement details for each Investor whose Subscription Funds were rejected.

(c)        Failure to Collect Subscription Funds.  In the event that the Escrow Agent releases any Subscription Funds pursuant to paragraph 3(a), and an instrument originally deposited with the Escrow Agent representing part of such Subscription Funds is returned to the Escrow Agent unpaid or is dishonored or the Escrow Agent otherwise fails to receive a settlement on such instrument, the Placement Agent shall promptly repay to the Escrow Agent the amount of such instrument and the Escrow Agent shall retain a lien upon any Subscription Funds in its possession to secure such repayment.

            In the event the Placement Agent shall transfer any funds to the Escrow Agent by reason of clerical, mechanical, or other error or that any instrument given the Placement Agent for deposit to an Investor's account as payment for Units has been dishonored and the Placement Agent shall provide the Escrow Agent with proof, reasonably satisfactory to the Escrow Agent, that such funds were transferred to the Escrow Agent by reason of such error or that such instrument was dishonored, the Escrow Agent shall promptly return such funds or instrument, as the case may be, to the Placement Agent; provided, however, that the Company has provided the Escrow Agent with a written notice that it concurs that the transfer of funds was in error.

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            In the event the Company rejects the subscription of any Investor before the Closing Date specified in Section 3(a)(1), then upon receipt by the Escrow Agent from the Company of written notice of such rejection, the Escrow Agent shall promptly deliver to such Investor, pursuant to written instructions from the Placement Agent, such Investor's collected Subscription Funds received by the Escrow Agent.

            4.         Investment of Funds.  The Escrow Agent shall invest and reinvest the Subscription Funds in the AIM Liquid Assets Portfolio Fund, unless otherwise instructed in writing by the Company.  Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, that the Company directs the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as the Escrow Agent may require.  The Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction.  Unless the Escrow Agent is otherwise directed in such written instructions, the Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Escrow Agent or any of its affiliates.  The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder; provided, however, that such compensation is paid to the Placement Agent and the Company prior to making any such investment direction.  It is expressly agreed and understood by the parties hereto that the Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Agreement.  All interest, if any, on the Subscription Funds shall be delivered to the Escrow Agent at Closing and such amount will be disclosed to the Placement Agent on the Closing Date.  No Investor shall be paid any interest on Subscription Funds.

            5.         Escrow Information.  The Escrow Agent shall provide the Company with all necessary investment information with respect to the Subscription Funds, including the date each Investor's Subscription Funds were received by the Escrow Agent.

            6.         Compensation of the Escrow Agent.  The Company agrees to pay the Escrow Agent the fees set forth on Schedule A to this Agreement for all services rendered hereunder, together with reimbursement for all expenses reasonably incurred while serving as Escrow Agent.

            7.         Notices.  Any notice, authorization, request or demand required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been duly given on the date actually delivered, or on the date mailed by registered or certified mail, postage prepaid, sent by telefax machine and addressed as follows:

(i) To the Escrow Agent:

Sterling Bank
Private Client Services
2550 N. Loop West
Suite 800
Houston, TX 77092

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Attention:  Kay King
Fax:  (713) 507-7829

(ii) To the Company:

Home Solutions of America, Inc
1500 Dragon, Suite B
Dallas, TX 75207
Attention: Rick J. O'Brien, Chief Financial Officer
Facsimile:  (214) 333-9435

With a copy to:

Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas  75201
Attention: Melissa H. Youngblood, Esq.
Facsimile:  (214) 922-4142

(iii) To the Placement Agent:

Sanders Morris Harris Inc.
320 Park Avenue, 17th Floor
New York, NY  10022
Attention:  Michael Fitzgerald, Managing Director
Facsimile:  (212) 317-2710

                        With a copy to:

                        Day, Berry & Howard LLP
                        One East Putnam Avenue
                        Greenwich, CT 06830
                        Attention: R. Scott Beach, Esq.
                         Fax: (203) 862-7801

            Each party may change the address to which notices are to be delivered by giving to the other parties not less than ten days prior written notice thereof.

            8.         Liability and Protection of the Escrow Agent.  The Company and the Placement Agent agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

            (a)        Other than this Agreement and as set forth herein, the Escrow Agent is not a party to, and is not bound by, or charged with, notice of any agreement out of which this escrow may arise.

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            (b)        The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof or for the form or execution thereof, or for the identity or authority of any person executing or depositing it.

            (c)        The Company and the Placement Agent jointly and severally agree to indemnify and hold the Escrow Agent harmless from all loss, cost, damages, expenses and attorneys' fees suffered or incurred by the Escrow Agent in good faith in connection with or arising from the performance or satisfaction of its duties under this Agreement, except such acts or omissions as may result from the willful misconduct or gross negligence of the Escrow Agent, or as a result of any claim, demand, lawsuit or other action or proceeding asserted against the Escrow Agent in connection with this escrow.  The obligations of the Company and the Placement Agent under this paragraph shall be performable at the principal office of the Escrow Agent in Houston, Texas.

            (d)        The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorizations, power of attorney or other paper or document that the Escrow Agent in good faith believes to be genuine and what it purports to be.

            (e)        The Escrow Agent shall not be liable for anything that it may do or refrain from doing in good faith in connection herewith, except its own gross negligence or willful misconduct.

            (f)        The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provision hereof or its duties hereunder, and, subject to Section 8(c), it will incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

            (g)        In the event of any disagreement between any of the parties to this Agreement, or between them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any action hereunder, so long as such disagreements continue or such doubts exist, and in any such event, the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction or resolved by binding arbitration or (ii) all differences shall have been adjudicated and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons.  The rights of the Escrow Agent under this paragraph are cumulative of all other rights that it may have by law or otherwise.

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            (h)        The Escrow Agent may resign from its duties under this Agreement because of a conflicting interest upon giving 15 days prior written notice to the Company and the Placement Agent; provided, however, that no resignation of the Escrow Agent shall become effective until the acceptance of appointment by a successor escrow agent.  The Escrow Agent shall deliver all Subscription Funds in its possession to the successor escrow agent upon joint instruction of the Company and the Placement Agent.  If the Escrow Agent resigns, the Company and the Placement Agent shall promptly appoint a successor escrow agent.  If an instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within 15 days after giving of such notice of resignation, the resigning Escrow Agent may petition a court of competent jurisdiction for the appointment of a successor escrow agent.  The Escrow Agent shall continue to accept Subscription Funds and perform its duties under this Agreement until the acceptance of appointment by a successor escrow agent.

            (i)         The Escrow Agent shall have no duties or responsibilities other than the duties and responsibilities expressly set forth in this Agreement.

            9.         Binding Law.  This Agreement shall be construed, enforced and administered in accordance with the laws of the State of Texas.

            10.        Benefit.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.  No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

            11.        Execution in Counterparts.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

            12.        Scope of Undertaking.  The Escrow Agent's duties and responsibilities in connection with this Agreement shall be limited to those expressly set forth in this Agreement.  The Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Agreement and shall have no duty to inquire beyond the terms and provisions hereof.  The Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement or the Subscription Funds and shall not be required to deliver the Subscription Funds or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Subscription Funds as herein provided.  Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that the Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Company or the Placement Agent.  The Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in good faith in connection herewith, except for, subject to Section 8(c), its own willful misconduct or gross negligence.  It is the intention of the parties hereto that the Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

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            13.        Funds Transfer.   In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule B hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent.  The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

            It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by the Company or the Placement Agent, as applicable, to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank.  The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.

            14.        Termination.  This Agreement shall terminate upon the disbursement, in accordance with Sections 3 or 8(h), of the Subscription Funds in full; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 6 and 8(c) shall survive the termination hereof.

[Signatures on following page]

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            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

HOME SOLUTIONS OF AMERICA, INC.	SANDERS MORRIS HARRIS INC.
By: _________________	By: _______________
Name: ______________	Name: ____________
Title: ______________	Title: ______________

[Counterpart Signature Page Attached] 9

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Counterpart Signature Page to Escrow Agreement

STERLING BANK

By: ______________________________
Name: ___________________________
Title: ____________________________

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Schedule A

Escrow Agent Fees

Investment Management & Trust

SHORT-TERM
ESCROW SERVICES
FEE SCHEDULE

ACCOUNT SET-UP FEE

Accounts will be charged an initial set-up fee.                             $400.00

SERVICE FEE

Accounts are subject to a minimum monthly service fee.             $250.00
   OR an Annual Rate of 0.10% whichever is greater

ADDITIONAL SERVICES

A reasonable charge may be made for additional services that may be necessary or desirable.  Such services may include accounting and legal fees, asset valuations or appraisals, management and valuation of closely held business interests, additional statements and fund disbursements.

Fees are subject to change and will be accrued and charged monthly.  Out of pocket expense may be charged to the account as incurred.

*Wire charges                      $25.00
*Check Requests                  $25.00
*Appraisals                           pass through from appraiser

Schedule B

Telephone Number(s) for Call-backs and Person(s)

Designated to Confirm Funds Transfer Instructions

If to Company:

Name                                                                                 Telephone Number

1.  Rick J. O'Brien                                                                (214) 623-8446

If to the Placement Agent:

Name                                                                                 Telephone Number

1.   Michael Fitzgerald                                                           (212) 317-2702

Telephone call-backs shall be made to either the Company or the Placement Agent if joint instructions are required pursuant to the Agreement.